Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF HCW BIOLOGICS INC.

(Adopted and approved on June 10, 2021

and effective as of the Company’s initial public offering)

1.	Purpose

1.1	The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of HCW Biologics Inc. (the “Company”) shall be to:

1.1.1	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

1.1.2

Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) review financial statement presentation and disclosure for required regulatory filings, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independent auditor’s qualifications, independence and performance, and (v) the Company’s internal accounting and financial controls;

1.1.3	Provide the Board with the results of its monitoring and recommendations derived therefrom; and

1.1.4	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

1.2

In addition, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe, or as may be required by law from time to time.

1.3	The Board and management shall ensure that the Committee has adequate funding and other resources and authority to discharge its responsibilities as determined by the Committee.

1.4

While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits of the Company’s financial statements or its internal control over financial reporting or to determine that that the Company’s financial statements are complete and are in accordance with generally accepted auditing principles (“GAAP”). This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to assure compliance with laws or regulations or the Company’s code of business conduct and ethics.

2.	Membership & Organization

2.1

The Committee will consist of at least three (3) members of the Board, all of whom in the judgment of the Board shall be independent in accordance with the listing standards of the Nasdaq Stock Market, (except as otherwise permitted by the rules of the Nasdaq Stock Market and the rules of the U.S. Securities and Exchange Commission (“SEC”) as may be

in effect from time to time). Each member shall in the judgment of the Board have the ability to read and understand the Company’s financial statements. At least one (1) member of the Committee shall in the judgment of the Board be an audit committee financial expert in accordance with the rules and regulations of the SEC and at least one (1) member (who may also serve as the Committee’s financial expert) shall in the judgment of the Board have accounting or related financial management expertise in accordance with the listing standards of the Nasdaq Stock Market. In addition, Committee members will satisfy any additional requirements mandated by the rules and regulations of the SEC or the listing standards of the Nasdaq Stock Market. The Committee will review its membership annually for compliance with the above requirements.

2.2

The members of the Committee will be appointed by the Board, on the recommendation of the Nominating and Corporate Governance Committee when applicable, and will serve at the discretion of the Board and may be replaced by the Board at any time or for any reason. Unless a chair is designated by the Board, the members of the Committee may appoint a chair of the Committee (the “Chair”).

3.	Responsibilities

In addition to such other responsibilities as may be delegated to the Committee from time-to-time by the Board, the Committee shall:

3.1

Review on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and, if applicable, the attestations or reports by the independent auditors relating to such disclosure;

3.2

Pre-approve all audit and permissible non-audit services and related engagement fees and terms for services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible);

3.3

Review and provide guidance with respect to the external audit and the Company’s relationship with its independent auditors by: (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis in accordance with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) a written statement from the independent auditors regarding relationships and services with the Company which may impact independence or objectivity, and to the extent there are relationships, monitoring and investigating such relationships, including actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and presenting such information to the Board; (iii) receiving and reviewing a report by the independent auditors describing any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities and any steps taken to deal with any such issues; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, critical audit matters addressed during the audit, significant new accounting policies, any alternative treatments of financial information within GAAP that the independent auditor has discussed with management, ramifications of the use of these alternative disclosures and the treatment preferred by the independent auditor and disagreements with management and any other matters required to be discussed by applicable accounting standards; and (v) reviewing reports submitted to the Committee by the independent auditors in accordance with the applicable SEC requirements and other legal or regulatory requirements;

3.4

Recommend to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K based on the Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by the PCAOB and the SEC, and (3) with the independent auditor concerning the independent auditor’s independence;

3.5

Review and discuss with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

3.6

Direct the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10Q, using professional standards and procedures for conducting such reviews;

3.7	Conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

3.8

Review before release the unaudited quarterly or annual operating results (or financial outlook or guidance) to be stated in the Company’s quarterly earnings release with particular attention to any use of “pro forma” or “adjusted” non-GAAP information;

3.9	Review the contents of the officer certifications to be filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and the process conducted to support the certifications;

3.10	Consider the establishment, and oversee the activities, of any internal audit function within the Company;

3.11

Review any reports by management or internal auditors, if any, regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and review before release the disclosure regarding the

Company’s system of internal controls required under SEC rules to be contained in the Company’s periodic filings and, if applicable, the attestations or reports by the independent auditors relating to such disclosure;

3.12	Oversee compliance with legal requirements for disclosure of the Company’s independent auditor’s services and Committee members, member qualifications and activities;

3.13

Periodically review the Company’s code of business conduct and ethics and approve any amendments thereto or waivers thereof, and perform the functions delegated to the Committee set forth in the Company’s code of business conduct and ethics;

3.14	Review, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

3.15	Provide oversight and review at least annually of the Company’s financial risk management policies, including its investment policies;

3.16	If necessary, institute special investigations with full access to all books, records, facilities and personnel of the Company;

3.17	As appropriate, engage and obtain advice and assistance from outside legal, accounting or other advisors with funding to be provided by the Company;

3.18	Conduct appropriate review and oversight of related party transactions, as defined by applicable rules of the SEC and Nasdaq Stock Market;

3.19	Review and assess the adequacy of this Charter and recommending any proposed changes to the Board for approval, on an annual basis;

3.20	Review annually its own performance against the responsibilities outlined in this Charter and as otherwise established by the Board;

3.21	Provide a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC;

3.22

Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

3.23

Review and discuss with management, the independent auditor and the internal auditor, if any, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

3.24	Review the adequacy and effectiveness of the Company’s information and cyber security policies and the internal controls regarding information and cyber security; and

3.25	Review with management and members of internal audit, if any, the Company’s business continuity and disaster preparedness planning.

4.	Authority

The Committee shall:

4.1

Have the sole authority to appoint, compensate, retain, oversee the work of and to terminate the engagement of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

4.2

Have the sole authority to approve the engagement of the Company’s independent auditors to perform permissible non-audit services (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible) and, in the exercise of such authority, the Committee (or a subcommittee comprised solely of Committee members) shall consider whether the provision of such services is compatible with maintaining the independence of the Company’s independent auditors;

4.3

Have the authority to form, and delegate authority to, one (1) or more subcommittees, comprised of one (1) or more Committee members, which subcommittee(s) shall have the responsibilities and authority delegated to them, including, if so designated, the full responsibility and authority of the Committee with respect to delegated matters including, without limitation, authority to delegate to one (1) or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at its scheduled meetings;

4.4

Have the authority to establish pre-approval policies that are detailed as to the particular services to which such policies would apply and include a requirement that the Committee be promptly informed of each service approved in accordance with such policies; provided, however, that nothing in this paragraph provides the Committee with authority to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management

4.5	Have authority to set policies regarding the hiring by the Company of current or former employees of the Company’s independent auditors; and

4.6	Have the authority to obtain advice, reports or opinions from internal or external counsel and other expert advisors at the Company’s expense.

5.	Meetings & Minutes

The Committee will meet at least four (4) times each year, either in person, by teleconference or video conference. The Chair, in consultation with the other members of the Committee, will set the dates, times and places of such meetings. The Chair or any other member of the Committee may call meetings of the Committee by notice in accordance with the Bylaws. A majority of the total number of then-serving members of the Committee shall constitute a quorum for the transaction of business at Committee meetings. The approval of a majority of such quorum shall constitute a valid act of the Committee at a duly held Committee meeting. The Committee may also act by unanimous written consent of the then-serving members of the Committee.

The Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Committee will also meet separately with the Internal Audit Executive, if any, at such times as are appropriate to review matters the Committee or the Internal Audit Executive believes should be discussed privately. The Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Committee under this charter.

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

6.	Reports

In addition to preparing the report for inclusion in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Committee will make regular reports to the Board regarding its activities.

7.	Compensation

Members of the Committee shall receive such compensation, if any, for their service as Committee members in accordance with the Company’s standard compensation arrangements for non-employee directors. Such compensation may include retainers or per meeting fees as well as equity awards. Fees may be paid in such form of consideration as is determined by the Board.